Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Inducement Stock Incentive Plan of PTC Therapeutics, Inc. of our reports dated February 22, 2022, with respect to the consolidated financial statements of PTC Therapeutics, Inc. and the effectiveness of internal control over financial reporting of PTC Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Ernst & Young LLP

/s/ Ernst & Young LLP

Iselin, New Jersey

December 16, 2022